Exhibit 99.1

[Boca Resort Logo]

For Immediate Release
Contact: Wayne Moor
(561) 447-5308

BOCA RESORTS, INC. ANNOUNCES CLOSING OF SENIOR CREDIT
FACILITIES

     Boca Raton, Florida (July 22, 2004) – Boca Resorts, Inc. (NYSE:RST), an owner and operator of luxury resorts in Florida, today announced that it has closed on a new $325 million senior credit facility. The senior credit facility consists of a term loan in the principal amount of $200 million and a revolving credit facility in the principal amount of $125 million. The proceeds of the term loan will be used to redeem in full the Company’s outstanding 9-7/8% senior subordinated notes. The revolving credit facility will replace the Company’s existing revolving credit facility scheduled to mature in June 2005 and will be available for general corporate purposes. The Company today notified the trustee under the outstanding senior subordinated notes that it intends to redeem the notes prior to the end of August, 2004.

     Boca Resorts, Inc. owns luxury resort properties and golf courses in Florida. The Company’s Florida resort and golf portfolio includes the Boca Raton Resort & Club in Boca Raton; the Registry Resort at Pelican Bay, the Edgewater Beach Hotel and Naples Grande Golf Club in Naples; and the Hyatt Regency Pier 66 Resort and Marina, the Radisson Bahia Mar Resort and Yachting Center and Grande Oaks Golf Club in Fort Lauderdale.

     “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding Boca Resorts, Inc.’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the company’s Annual Report on Form 10-K.